UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
CRONOS GROUP INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

June 4, 2021

Supplement to Definitive Proxy Statement dated April 27, 2021 for the Annual Meeting of Shareholders To Be Held on June 25, 2021

    This proxy statement supplement (the “Supplement”), dated June 4, 2021, supplements the definitive proxy statement (the “Proxy Statement”) of Cronos Group Inc. (the “Company”) filed with the Securities and Exchange Commission on April 27, 2021 relating to the annual meeting of shareholders of the Company to be held on Friday, June 25, 2021 at 11:00 a.m., Toronto time, via live audio webcast online at https://web.lumiagm.com/226761154.
Amended and Restated Employment Agreement with Todd Abraham
    On June 3, 2021, Cronos Group Inc. (the “Company”) and Cronos USA Client Services LLC (“Cronos USA”) entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement”) with Todd Abraham, the Company’s Chief Innovation Officer. The Amended and Restated Employment Agreement increases Dr. Abraham’s annual base salary from CAD$290,000 (approximately $216,253 based on a conversion from Canadian dollars to U.S. dollars using the Bloomberg average exchange rate of CAD$1.00 to $0.7457 for the 12-month period ended December 31, 2020) to $240,000; increases his annual target bonus opportunity from 86% of base salary to 100% of base salary; and increases his annual long-term target incentive opportunity from CAD$280,000 (approximately $208,796 based on a conversion from Canadian dollars to U.S. dollars using the Bloomberg average exchange rate of CAD$1.00 to $0.7457 for the 12-month period ended December 31, 2020) to $300,000, in each case, effective as of June 1, 2021.
Correction to Summary Compensation Table
    The salary for Michael Gorenstein for 2020 set forth in the Summary Compensation Table included on page 57 of the Proxy Statement under “Executive Compensation” incorrectly stated that the value for Mr. Gorenstein’s salary for 2020 was $477,381 instead of the correct value of $469,345.
    Except for the revision set forth in the immediately preceding paragraph, the Proxy Statement remains unchanged.